EXHIBIT 10.37

AMENDMENT NO. 1

TO AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF HCPI/TENNESSEE, LLC

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF HCPI/TENNESSEE, LLC (this “Amendment”) is dated as of the 29TH day of September, 2004, and is made effective as of the 2nd day of October, 2003 (the “Effective Date”) by HEALTH CARE PROPERTY INVESTORS, INC., a Maryland corporation (the “Managing Member”).

RECITALS

A. The Managing Member and each of the persons whose names are set forth on Exhibit A thereto entered into the Amended and Restated Limited Liability Company Agreement of HCPI/Tennessee, LLC dated as of October 2, 2003 (the “Operating Agreement”), which provides that the Managing Member is the Managing Member of HCPI/Tennessee, LLC (“HCPI/Tennessee”).

B. The definition of “Cash Amount” set forth in the Operating Agreement does not accurately reflect the intent of the parties to the Operating Agreement as of the execution date of the Operating Agreement because if fails to provide for appropriate adjustments to the cash payable by the Managing Member upon the occurrence of certain dividends, distributions, splits, subdivisions, reverse splits or combinations with respect to the Managing Member’s common stock.

C. Pursuant to this Amendment, the Managing Member desires to amend the definition of “Cash Amount” in the Operating Agreement to provide for the intended adjustments and to have such amendment be effective as of the date of the original Operating Agreement.

D. Pursuant to Sections 14.1 and 14.2 of the Operating Agreement, amendments to the Operating Agreement may be proposed by the Managing Member and require the written consent of a majority in interest of the holders of Non-Managing Member Units in order to become effective.

E. The Managing Member has received the written consent of a majority in interest of the holders of Non-Managing Member Units approving this Amendment.

AGREEMENT

NOW, THEREFORE, the Operating Agreement is hereby amended as of the Effective Date as follows:

1. The definition of “Cash Amount” in the Operating Agreement is hereby deleted in its entirety and replaced with the following:

“Cash Amount” means with respect to any Non-Managing Member, an amount of cash per unit equal to the sum of (i) the product of (a) the sum of (1) the average closing share price of the common stock of Health Care Property Investors, Inc., a Maryland corporation, for the ten (10) trading days ending on the second trading day immediately prior to the day on which such Non-Managing Member delivers a Notice of Redemption or the Managing Member delivers a Call Notice to such Non-Managing Member, as applicable, plus (2) the cash dividend per REIT Share declared or accrued by the Managing Member for holders of REIT Shares on any date between the Notice of Redemption or Call Notice, as applicable, and the Redemption Date or the purchase pursuant to Section 13.2, as applicable, to the extent not taken into account in the computation of Preferred Return Per Unit, multiplied by (b) the Adjustment Factor, plus (ii) the Preferred Return Shortfall Per Unit.

2. Except as expressly amended hereby, the Operating Agreement remains in full force and effect in accordance with its terms.

3. Capitalized terms used herein but not defined herein shall have the meanings given to them in the Operating Agreement.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

HEALTH CARE PROPERTY INVESTORS, INC., a Maryland corporation

By:	/s/ Edward J. Henning
Name:	Edward J. Henning
Title:	Senior Vice President, General Counsel and Corporate Secretary